EXHIBIT 99.6

FOR IMMEDIATE RELEASE

November 12, 2008

Amiworld Reaches Agreement with an Affiliate to Supply Biodiesel and Petroleum Diesel and to Sell the Mixed Product

NEW YORK – November 12, 2008 – Amiworld, Inc. (OTCBB: AMWO), an international energy company engaged in the production and distribution of diversified fuel products and services with a focus on emerging global economies, today announced it has reached an agreement with Odin Energy Corporation (Panama Corporation), a wholly-owned subsidiary of JASB of New York Corporation (Amiworld’s principal shareholder), to supply biodiesel and petroleum diesel to its planned mixing plant and to subsequently sell the mixed products.

Mr. Mamoru Saito, CEO of Amiworld, stated, “We greatly welcome the agreement we have reached with Odin Energy Corporation and its expansion efforts since it will facilitate our ability to mix biodiesel and petroleum diesel on site. This expansion will also enable Amiworld to meet the growing demand for specific mixtures and enable us to export our products to international markets. Amiworld anticipates additional sales of its products purchased by this affiliate and will also receive a sales fee equivalent to 2.5% of all sales, which Amiworld anticipates to be approximately $2.4 million per year.”

Odin Energy Corporation is in the process of negotiating the purchase of approximately 2.5 acres of land adjacent to land currently owned by Amiworld. It is anticipated that construction of the mixing plant will be completed by the middle of 2009. Once completed the Odin Energy mixing plant will be capable of producing a number of biofuel blends to meet the requirements of various national governments, including B5, which is mandated in Colombia to distribute in the Atlantic coast, as well as other percentages such B7, B10, or B20.

The new mixing facility is designed to utilize product from the Company’s biodiesel plant in Santa Marta, Colombia, which has a current output of 3,000 tons per month and is the only government certified biodiesel plant in Colombia, and from the Company’s petroleum diesel refinery, which has a current refinery output of 65,000 barrels of petroleum diesel per month. As previously announced, management anticipates production of the Company’s biodiesel plant to triple and its petroleum diesel plant to increase production by 55,000 barrels of diesel per month in the coming quarters. To ensure stable and increasing production levels at both refineries, Odin Energy Corporation intends to finance the purchase of the refineries’ raw materials thus securing the supply of input for the new blending facility.

Management of the Company noted that, if this business opportunity is successful, Amiworld will acquire a majority interest in Odin Energy Corporation during 2009 upon completion of due diligence and successful closing of the purchase of the land and initial private placement.

About Amiworld, Inc.

Amiworld, Inc. (www.amiworld.com) is a high growth New York-based international energy company engaged in the production and distribution of alternative and traditional energy products and services. With state-of-the-art refining and distribution facilities in Colombia, South America, the Company is capitalizing on the worldwide energy demand with diversified products and services including biodiesel, petroleum diesel, international oil trading and the shipping of oil and fuel products with a principal focus on economies in South America and Asia. With an overriding commitment of building shareholder value, Amiworld continuously evaluates opportunities to drive revenues and earnings growth organically and through strategic acquisitions.

Amiworld is the owner and operator of the only government certified biodiesel plant in Colombia. The Company believes it is well positioned to capitalize on its unique government status as a result of the Colombian government’s aggressive biofuels initiatives mandating a 5% biodiesel mix by 2008 and 10% by 2009. With global biofuels demand projected to grow 20% annually to 92 million tons by 2011, Amiworld intends to significantly increase its market penetration in South America, Asia and the US.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of AMWO could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company’s operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact:

Daniela Viola

Makovsky + Company

(212) 508-9676

dviola@makovsky.com